UNMANNED AERIAL VEHICLES SUPPLY AGREEMENT
This Unmanned Aerial Vehicles SUPPLY AGREEMENT (the “Agreement”) is made as of October 26, 2022 (the “Effective Date”) by and between Vayu (US) INC., a Delaware corporation (doing business as Vayu Aerospace Corporation) with its principal place of business located at 3753 Plaza Dr, Ann Arbor, MI 48108 (“Supplier”), and All American Contracting Solutions, INC., a Georgia corporation with its principal place of business located at 1000 Parkwood Circle, Suite 900, Atlanta, GA, 30339 (“Purchaser”). Purchaser and Supplier may be referred to herein individually as a “Party” or collectively as the “Parties.”
Witnesseth
WHEREAS, Supplier has considerable experience in the design and manufacture of unmanned aerial vehicles (“UAVs”);
WHEREAS, Purchaser wishes to purchase from Supplier a supply of such UAVs, including up to 225 units of Supplier’s model-G1 drones over a four year period beginning from the first calendar quarter of 2023; and
WHEREAS, Supplier is willing to supply Purchaser with such UAVs pursuant to the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, Purchaser and Supplier hereby agree as follows:

ARTICLE 1 DEFINITIONS
As used in this Agreement the following capitalized terms shall have the following meanings:
1.1“Affiliate” means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.
1.2“Certificate of Compliance” shall have the meaning set forth in Section 3.1.
1.3“Confidential Information” means all information not publicly known that is disclosed by one party (“Discloser”) to the other party (“Recipient”) during the term of this Agreement (or in contemplation of it), including, without limitation, trade secrets, know-how, and information contained in or relating to designs, specifications, drawings, processes, technology, computer programs, products, pricing, costs, finances, personnel, suppliers, customers, markets and business and launch plans (but will not include information specifically excluded below). Disclosures may be made in any manner, including through written documents, magnetic media, electronic transmissions, verbal disclosures, visual presentations, and facility tours. The obligations of this Agreement will apply to all information which the Recipient knows or has reason to know or believe that the Discloser considers to be Confidential Information. Information will be excluded from Confidential Information if it (1) was already rightfully in the possession and control of the Recipient prior to its receipt from the Discloser, (2) is independently derived by the Recipient without use of the Discloser’s Confidential Information, (3) is or becomes a matter of public knowledge (other than as a result of a disclosure by Recipient), or (4) is required to be disclosed under operation of applicable law or regulation, provided that the Recipient notifies the Discloser as soon as reasonably possible in order for the Discloser to take action to protect the Discloser’s Confidential Information.
1.4“Defective Product” shall have the meaning set forth in Section 3.3(a).

1.5“FAA” means the United States Federal Aviation Administration, or any successor thereto having the administrative authority to regulate the marketing of UAVs in the United States.
1.6“Quality Control Procedures” shall have the meaning set forth in Section 3.1.
1.7“Regulatory Authority” means the FAA in the United States and the equivalent regulatory authority or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of UAVs in any country other than the United States.
1.8“Regulatory Standards” means (a) applicable standards of the International Standards Organization (“ISO”) and applicable ISO-certified processes; (b) other quality standards and quality assurance plans referenced in the Specifications; (c) laws and requirements of Regulatory Authorities referenced in the Specifications; and (d) any other applicable laws and requirements of Regulatory Authorities relating to the manufacture and supply of Supply Deliverables (or components thereof) by Supplier for commercial sale.
1.9“Specifications” or “UAV Specifications” shall mean the product characteristics, model numbers, design requirements, processing, labeling, and packaging requirements, protocols and standards pertaining to the manufacture or supply of the Supply Deliverables as specified in Exhibit A attached hereto.
1.10“Supply Deliverables” means those UAVs and any associated components of Supplier’s UAVs technology, as described in the Specifications.
1.11“Third Party” means any entity or individual other than the Parties and their respective Affiliates.

ARTICLE 2 SUPPLY OBLIGATIONS
2.1Manufacture and Supply. Supplier agrees to manufacture and supply to Purchaser the amount of Supply Deliverables set forth on purchase orders submitted by Purchaser in accordance with the provisions of Section 2.3.
2.2Forecasts and Binding First Quarter of a Forecast Period. No later than 1 month prior to January 1, 2023 Purchaser shall provide a binding forecast of Purchaser’s requirements for the first calendar quarter of 2023 and a non-binding forecast for the subsequent three (3) calendar quarters immediately thereafter. Such four (4) quarter period shall be referred to herein as the “Forecast Period.” Thereafter, no later than the commencement of the first day of each subsequent calendar quarter (i.e., April 1st, July 1st, October 1st), Purchaser shall furnish Supplier with a rolling forecast of its requirements of the Supply Deliverables for that new Forecast Period, continuing thusly for all periods within the Term of this Agreement. The first calendar quarter of any Forecast Period shall constitute a binding order under Section 2.3 for supply of the forecast amount of the Supply Deliverables during such calendar quarter, and the remaining three (3) calendar quarters of each forecast shall be treated as a non-binding estimate only. The minimum binding quarter forecast for any binding quarter is zero Supply Deliverables. If Purchaser fails to supply a forecast for the binding quarter of a Forecast Period, the Purchaser’s requirements for that binding quarter shall be assumed to be zero Supplied Deliverables. Notwithstanding the foregoing, in any calendar quarter, Supplier shall not be required to supply hereunder more than fifteen (15) of the UAVs with respect to such calendar quarter; provided, that Defective Product replacements supplied under Section 3.3(c) and Supply Deliverables supplied pursuant to orders under Section 9.7 shall be ignored for purposes of determining the foregoing supply quantity obligation. In any event, and without limiting in any way Supplier’s obligations hereunder, Supplier shall at all times use (and cause its vendors to use) commercially reasonable efforts to satisfy Purchaser’s orders for Supply Deliverables. Any and all forecasts provided by Purchaser to Supplier under this Agreement shall be sent to Supplier’s materials planning department.
2.3Orders. In conjunction with each binding forecast described in Section 2.2, Purchaser shall, and from time to time during or before the binding forecast quarter, provide to Supplier written purchase orders specifying quantities and requested delivery date(s) of Supply Deliverables that in aggregate over the binding forecast quarter equal or exceed the amounts of the Supply Deliverables specified in that binding forecast quarter, as well as the location(s) to which the requested Supply Deliverables are to be shipped. Each order shall be deemed to have been accepted by Supplier unless rejected by Supplier by providing Purchaser with written notice of rejection within fifteen (15) business days after receipt. Any purchase orders submitted by Purchaser shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any purchase order, confirmation, or other document furnished by Purchaser or Supplier that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby expressly rejected. No accepted order shall be modified or canceled except as provided herein or upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Purchaser may in its sole discretion by written notice to Supplier cancel orders for and deliveries of any Supply Deliverables that are not delivered within 90 days after the delivery date specified in the accepted order or, if returned in accordance with Section 3.3(c), are not replaced within the time period specified in Section 3.3(c). In the event of such cancellation by Purchaser, Purchaser may then make appropriate and proportional adjustments to any outstanding orders and forecasts in light of any shortfalls in supply that relate to such cancellation.
2.4Requirements. Purchaser shall purchase from Supplier one hundred percent (100%) of Purchaser’s requirements of Supply Deliverables, and Purchaser shall not manufacture itself, or obtain from any Affiliate or Third Party, any Supply Deliverables. The foregoing provision shall not be applicable to any rejected Supply Deliverables or Defective Product as provided for herein.
2.5Packaging and Labeling. All Products manufactured by Supplier shall be packaged and labeled in accordance with the Specifications as outlined in Exhibit A attached hereto and incorporated herein by reference, and Purchaser’s written instructions.
2.6Delivery. Supplier shall have delivered to Purchaser or its designee, at the delivery destination and by the delivery date specified in such order, the specified quantity of Supply Deliverables conforming with the Specifications and that has been manufactured in accordance with the requirements set forth in this Agreement. Immediately upon discovery by Supplier, Supplier shall report to Purchaser the occurrence of any event within or beyond its control which is likely to affect delivery of any order of Supply Deliverables.
2.7Shipping; Risk of Loss. Except as provided herein with respect to Defective Products, risk of loss as to Product shipped to Purchaser hereunder shall pass to Purchaser or the recipient designated by Purchaser (as applicable) upon delivery of such Product to the destination specified by Purchaser in the corresponding purchase order.
ARTICLE 3
QUALITY CONTROL; ACCEPTANCE AND REJECTION.
3.1Quality Control. Supplier shall maintain and follow a quality control and testing program that is consistent with the Regulatory Standards and the quality standards and quality assurance plans included in the Specifications (the “Quality Control Procedures”). Supplier shall supply to Purchaser Supply Deliverables that are manufactured in accordance with Regulatory Standards. Each shipment of Supply Deliverables delivered to Purchaser shall be accompanied by a written certificate of compliance, executed by an authorized officer of Supplier, confirming that the Supply Deliverables were manufactured in accordance with the Specifications and Regulatory Standards (“Certificate of Compliance”).
3.2Testing Units; Quality Control Audits. Supplier shall maintain testing units of Supply Deliverables for a period of 5 years after Supplier delivers such Supply Deliverables to Purchaser, or longer if required by law. After such time period, Supplier shall notify Purchaser prior to the destruction or disposal of any sample units retained under this Section 3.2 and, if requested by Purchaser, Supplier shall deliver or cause to be delivered such sample units to Purchaser in lieu of such destruction or disposal, all at Purchaser’s expense. During the term of this Agreement, Purchaser shall have the right to audit, survey, or verify the adherence of Supplier to the Quality Control Procedures and Regulatory Standards, all at Purchaser’s expense. In addition, upon reasonable advance written notice to Supplier, Purchaser shall have the right to have representatives or Regulatory Authorities visit the manufacturing facilities of Supplier and Third Party vendors during normal business hours to review Supplier’s and such vendors’ manufacturing operations, to assess compliance with Quality Control Procedures and Regulatory Standards, and to discuss any related issues with Supplier’s and such vendors’ manufacturing and management personnel.

3.3Acceptance and Rejection.
(a)Purchaser may reject any Supply Deliverable delivered under this Agreement that does not comply with the warranties set forth in Section 6.2 (a “Defective Product”) by giving written notice of such Defective Products to Supplier within ninety (90) days after receipt thereof. If Purchaser fails to so notify Supplier of any Defective Product within such ninety (90) day period, Purchaser will be deemed to have accepted the Product, subject to Section 3.3(b) and without otherwise limiting Purchaser’s remedies at law or equity.
(b)If, after ninety (90) days after Purchaser’s receipt of the Supply Deliverables, Purchaser discovers that an accepted Supply Deliverable is a Defective Product and that the nature of such defect was not visible or easily discoverable upon reasonable physical inspection of such product within the time period set forth in Section 3.3(a), there shall be an additional period of thirty (30) days in which Purchaser may revoke its acceptance of such Defective Product by providing written notice to Supplier of such revocation. If Purchaser fails to so notify Supplier of any Defective Product within such thirty (30) day period, Purchaser will be deemed to have irrevocably accepted the Product, without limiting Purchaser’s remedies (i) under Section 4.5 or Article 7 or (ii) otherwise available for Supplier’s breach of the warranty set forth in Section 6.2.
(c)In notifying Supplier of Defective Product, Purchaser shall identify in reasonable detail the nature of the defect and Purchaser’s determination as to the cause of the defect. Supplier shall have a reasonable opportunity, not to exceed forty-five (45) days from receipt of notification, to review any materials provided by Purchaser to substantiate the existence of a Defective Product and to inspect its own stocks (if any) of Supply Deliverables. Supplier shall thereafter provide Purchaser with detailed written instructions to return or dispose of such Defective Product, subject to Section 3.4 of this Agreement. If Supplier requests that Purchaser return allegedly Defective Product, Supplier shall immediately provide a Returned Material Authorization (“RMA”) number to Purchaser. Within thirty (30) business days of its receipt of the RMA number, Purchaser shall return to Supplier the allegedly Defective Product, freight prepaid, in a shipping carton with the RMA number displayed on the outside of the carton. Supplier reserves the right to refuse to accept any allegedly Defective Products that do not bear an RMA number on the outside of the carton. Purchaser shall have no obligation to pay for any Supply Deliverable that is subject to a claim of non-compliance or defect made pursuant to this Section. Subject to Section 3.4, Supplier shall, at the option of the Purchaser, either: (1) within eight (8) weeks, and at Supplier’s own expense, replace such defective or nonconforming Supply Deliverable, or (2) credit Purchaser with the transfer price paid by Purchaser in connection with such Supply Deliverable and reimburse Purchaser for its costs incurred in connection with the shipment and return of the Defective Product, or (3) refund any sums paid to Supplier attributable to the defective or nonconforming Supply Deliverable, and reimburse Purchaser for its costs incurred in connection with the shipment and return of the Defective Product. Purchaser shall not have the right to return any quantity of Supply Deliverables except for Defective Products subject to and in accordance with this Section 3.3(c).
3.4Independent Testing. If Supplier disagrees with Purchaser’s determination that certain units of Supply Deliverables are Defective Product, then either Party may submit such Supply Deliverables to an independent Third Party testing service, mutually and reasonably acceptable to both parties, for analytical testing to determine whether such Supply Deliverables are Defective Product. The Parties agree that such testing service’s determination shall be final and determinative. The Party against whom the Third Party testing service rules shall bear all costs of the Third Party testing.
3.5Specifications. If Supplier finds it necessary in response to a regulatory or safety issue pertaining to the Supply Deliverable, such change in Specifications shall be permitted without the prior written approval of Purchaser.

ARTICLE 4 REGULATORY MATTERS
4.1Compliance with Laws. Supplier shall supply to Purchaser Supply Deliverables that are manufactured in compliance with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies of the territory or territories where such Supply Deliverables are manufactured, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. Supplier shall obtain and maintain (and shall cause its vendors to obtain and maintain) all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to supply the Supply Deliverables during the Term of this Agreement.
4.2Records. Throughout the Term of this Agreement, and for a period of six (6) years thereafter, Supplier shall, at its own cost and expense, keep, or cause to be kept by Third Parties, complete, accurate and authentic accounts, notes, data, records and other documentation pertaining to the Quality Control Procedures and the manufacture, processing, testing, labeling, and storage of the Supply Deliverables, including without limitation master production and control records.

4.3Customer Complaints. Purchaser shall be responsible for (i) managing all of Purchaser’s customer complaints or product inquires with respect to the Supply Deliverables, (ii) reporting such complaints or inquires to Regulatory Authorities and (iii) except as otherwise provided herein, all appropriate corrective action related thereto. Supplier shall, at Purchaser’s reasonable request, assist Purchaser in complying with Purchaser’s legal obligations pertaining to customer complaints and vigilance reporting.

4.4Adverse Events. Each Party agrees to notify the other Party in a timely manner of any adverse event which involves or may involve a Supply Deliverable supplied hereunder. Purchaser will have primary responsibility for receiving, investigating, reporting (if applicable) and responding to any adverse events relating to the Supply Deliverables. Supplier agrees to provide Purchaser with all assistance reasonably requested by Purchaser to investigate the possibility that a Supply Deliverable failure, defect or nonconformity caused or contributed to any adverse event, to determine the cause of such Supply Deliverable failure, defect or nonconformity, and to develop a plan to assure that the cause of such failure, defect or nonconformity is eliminated. Purchaser shall reimburse out-of- pocket costs incurred by Supplier in connection with such assistance, unless the adverse event is conclusively determined to have been caused by a Supply Deliverable failure, defect or nonconformity.

ARTICLE 5 PRICES AND PAYMENT.
5.1Price. Purchaser shall pay Supplier for Supply Deliverables according to the pricing specified in Exhibit B, attached hereto and incorporated herein by reference.
5.2Invoice and Payment. All orders placed pursuant to Section 2.3 shall be accompanied by payment in full for the Supply Deliverable so ordered. All amounts due hereunder to Supplier shall be paid in U.S. dollars. Supplier shall provide to Purchaser a written invoice for each shipment of Supply Deliverables delivered to Purchaser; and each such invoice shall reflect any pre-payments made by Purchaser for the applicable Supply Deliverables, and contain an accounting in such detail as is reasonably necessary for Purchaser to evaluate the calculation thereof.. All payments due hereunder shall be made by wire transfer to an account designated by Supplier.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES.
6.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(d)Due Authorization. Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
(e)Enforcement of Obligations. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(f)No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party.
6.2Manufacturing Warranty. Supplier warrants to Purchaser that all Supply Deliverables supplied hereunder shall: (a) conform to the Specifications as such Specifications exist as of the time of delivery hereunder; and (b) have been manufactured in compliance with this Agreement; and (c) be free from defects in materials and workmanship; provided, however that Supplier shall have no warranty obligation under Section 6.2(a) with respect to any Supply Deliverable that is modified, altered, transported, stored or used after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications. Except as provided in Article 7, Supplier’s sole liability and Purchaser’s sole remedy for breach of the foregoing warranty shall be limited to the actions and procedures set forth in Section 3.3(c).
6.3Additional Representations and Warranties of Supplier.
As of the date of execution hereof by Supplier, Supplier hereby warrants and represents that:
(g)no person or entity that has been debarred by the FAA or other Regulatory Authority, or, to the best of its knowledge, is or has been the subject of investigation or debarment proceedings by the FAA or other Regulatory Authority, will be involved in the performance of Supplier’s obligations under this Agreement.
(h)Supplier has not entered, and shall not enter, into any agreement or arrangement with any other entity that would conflict with or prevent or in any way interfere with Supplier’s performance of its obligations pursuant to, the terms of this Agreement.
(i)Supplier possesses the full power and authority to enter into this Agreement and perform its obligations hereunder, and no authorization, approval, consent or other action by, or notice to, or filing with any governmental authority of other Third Party is required for the execution, delivery and performance of this Agreement;
(j)the execution, delivery and performance of this Agreement by Supplier does not violate any agreement, license, instrument, judgment, order or award of any court or arbitrator or any law, rule, or regulation under which Supplier is bound or subject;
(k)to the best of Supplier’s knowledge, the Supply Deliverables provided by Supplier in accordance with this Agreement do not contravene or infringe on nay right of any Third Party;
(l)to the best of Supplier’s knowledge, there exists no claim, demand, obligation, actions or causes of action, suits, liens, petitions (including for bankruptcy), or other legal proceeding against Supplier, or any condition or set of conditions that would give rise to any of the foregoing;
(f)Supplier has a general liability insurance policy sufficient in amount and scope to cover the activities in which Supplier engages; and
(g)Supplier is a duly organized company, in good standing under the laws, rules and regulations of state in which it is incorporated, and that the person executing this document has the requisite power and authority to do so.
6.1Disclaimer of Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND
NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7 INDEMNIFICATION
7.1Indemnity by Supplier. Supplier agrees to indemnify, hold harmless and defend Purchaser and its Affiliates and sublicensees, and their respective officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses arising out of a Third Party claim (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”) resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) any breach of representation, warranty, or agreement on the part of Supplier under this Agreement; (b) any negligent act or omission or willful misconduct of Supplier, its agents, employees or its suppliers hereunder; (c) personal injury and property damages, and costs and expenses related thereto that occur during production (i.e. the development, fabrication, or manufacturing) of a Supply Deliverable by or for Supplier or for claims based on violations of federal, state or local laws or regulations (including those applicable to employee or environmental protection) in connection with such production (e.g., a claim based on Supplier’s violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous materials); or (d) personal injury, recall, adverse event or property damage resulting from the failure of a Supply Deliverable to meet any Specification or due to a defect in materials or workmanship. Notwithstanding the foregoing, Supplier shall not be obligated hereunder to indemnify the Purchaser Indemnitees to the extent Losses result from (i) any breach of representation, warranty, or agreement on the part of Purchaser under this Agreement; (ii) the negligence or willful misconduct of any Purchaser Indemnitee; or (iii) modification, alteration, transport, storage or use of the Supply Deliverables after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications.
7.2Indemnity by Purchaser. Purchaser agrees to indemnify, hold harmless, and defend Supplier and its Affiliates and sublicensees, and their respective officers, directors, employees, agents and representatives (collectively, the “Supplier Indemnitees”) from and against any Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (a) personal injury, recall, adverse event or property damage resulting from use of a Supply Deliverable, provided such Supply Deliverable conformed to the Specifications and did not contain a defect in materials or workmanship; or (b) the modification, alteration, transport, storage or use of the Supply Deliverables after the date of delivery hereunder in a manner inconsistent in any material respect with the Specifications. Notwithstanding the foregoing, Purchaser shall not have any obligation to indemnify the Supplier Indemnitees to the extent Losses result from (i) any breach of representation, warranty, or agreement on the part of Supplier under this Agreement; (ii) the negligence or willful misconduct of any Supplier Indemnitee; or (iii) with respect to any matters for which the Purchaser Indemnitees are entitled to indemnification pursuant to Section 7.1.

7.3Indemnification Procedures. If a claim by a Third Party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 7, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party except to the extent the indemnifying party has been prejudiced by such failure. Except to the extent that the claim relates to patent rights of the indemnified party, in which case the Parties shall mutually agree on the assumption of defense, the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within 90 days (but in no event less than 14 days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within 30 days (or such shorter period as provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien upon any asset of any indemnified party or of its Affiliates without the consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, and (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld (unless such judgment or settlement is solely for money damages which the indemnifying party has demonstrated an ability to pay or will have no continuing effect in any material respect on the business of the indemnified party). So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

ARTICLE 8 CONFIDENTIALITY.
8.1Confidentiality. The Parties agree that any Confidential Information of a Disclosing Party disclosed by &&&such Party to the Recipient Party under this Agreement shall not be used by the Recipient Party for any purpose whatsoever other than on behalf of the Disclosing Party. Purchaser shall be permitted to disclose Supplier’s Confidential Information (including any information of Suppliers’ vendors disclosed by Supplier or its vendors to Purchaser, and specifically any information placed in escrow) on a need-to-know basis to its vendors who are obligated to keep such information confidential pursuant to written agreements with Purchaser, provided that Purchaser causes each of its vendors who is provided access to Supplier’s Confidential Information to comply with Purchaser’s confidentiality and non-use obligations with respect to such Confidential Information as if such vendor were a party hereto. Notwithstanding the foregoing, the disclosure of any Confidential Information to either Party’s bona fide financial or legal advisor(s) shall not constitute a violation of this Section 8.1 where such financial or legal advisor(s) is also bound by the confidentiality obligation similar to that provided in this Article.

ARTICLE 9
TERM AND TERMINATION.

9.1Term. This Agreement shall commence on the Effective Date and shall continue in effect thereafter until terminated as permitted under this Article 9 (the “Term”).
9.2Termination for Cause. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure (if curable) within sixty (60) days following written notice from the nonbreaching Party specifying such breach.
9.3Termination for Convenience. Either Party shall have the right to terminate this Agreement by delivering written notice to the other on at least ninety (90) calendar days prior to effectiveness of termination. All obligations hereunder shall continue to accrue up to and through the date of termination.

9.4Surviving Obligations. Termination or expiration of this Agreement shall not (a) affect any other rights of either Party which may have accrued up to the date of such termination or expiration or (b) relieve Purchaser of its obligation to pay to Supplier sums due in respect of Supply Deliverables delivered prior to termination or expiration of this Agreement unless such Supply Deliverables are nonconforming or defective. The provisions of Articles 4, 7, 8, and Sections 6.2 and 10.11 shall survive the termination or expiration of this Agreement.

ARTICLE 10 GENERAL TERMS.
10.1Governing Law; Dispute Resolution.

(m)This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to the choice of law principles thereof. Subject to Section 10.1(b), and without limiting the rights of the parties to pursue in any appropriate jurisdiction their respective rights with respect to any judgment obtained in respect hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of any United States court of competent jurisdiction located in the State of Michigan and/or the state courts located in Washtenaw County therein to adjudicate any legal action commenced in respect of this Agreement and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 10.5.
(n)Any dispute arising under this Agreement shall be referred first to the President of Supplier and the President of Purchaser or his or her designee (each a “Relationship Manager”) within 14 business days after receipt of a notice from either Party specifying the nature of the dispute and referencing this Section. Each Relationship Manager shall make a good faith attempt to begin discussions regarding such dispute in person or by telephone with the other Relationship Manger within 14 business days of a dispute being referred to him or her. The Relationship Managers shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The Relationship Managers shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. Should the Relationship Managers fail to reach agreement within 90 days of the initiation of the dispute resolution process (or such longer period as such representatives may agree in writing), then formal proceedings for the resolution of a dispute may be commenced in accordance with Exhibit C hereto. The results of such arbitration proceedings shall be binding upon the parties, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.
10.2Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other.
10.3LIMITATION OF LIABILITY. EXCEPT FOR THE VIOLATION OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
10.4Independent Parties. The Parties are not employees, agents, or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party, nor bind the other Party in any way whatsoever. The Parties shall be considered Independent Contrators of one another, and
10.5Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by certified mail, postage prepaid, (c) one (1) business day after being sent by overnight courier, or (d) when received if sent by confirmed facsimile, in each case sent to the address or facsimile number set forth below: (or any updated addresses communicated to the other Party in writing)

If to Supplier:	Vayu (US), Inc. 3753 Plaza Dr, Ann Arbor, MI 48108 Attention: TK Eppley, President Facsimile: [*]

If to Purchaser:	American Contracting Solutions, Inc 1000 Parkwood Circle, Suite 900, Atlanta, GA, 30339 Attention: General Counsel

FAX: [*]

10.6Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.
10.7Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.
10.8Entire Agreement; Amendment. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. All information to be kept confidential under such earlier confidentiality agreement as of the Effective Date shall be maintained as Confidential Information by the receiving Party under the obligations set forth in Article 8 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.
10.9Nonassignability; Binding on Successors. Any attempted assignment by either Party of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (i) to an Affiliate of such Party or (ii) to its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets, or the sale or transfer of the business relating to the subject matter hereof, of such Party. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

10.10Excused Performance.
(o)If a Party is prevented from performing its obligations hereunder (other than the obligation to pay money that has come due pursuant to this Agreement) solely as a result of a strike, riot, war, invasion, act of God, fire, explosion, flood, act of government agency or instrumentality, judicial action, or similar event or condition, in each case which is outside the reasonable control of such party and which did not exist and was not reasonably foreseeable as of the date hereof (a “Force Majeure”), such Party’s performance hereunder will be temporarily excused as provided in this Section, only by the degree affected and after such Party has taken (and so long as such Party continues to take) all reasonable action to avoid being so affected; provided, that such party delivers to the other party written notice promptly upon learning of such event or condition, which notice shall include a detailed description of the event or condition and the anticipated effect on such Party’s ability to perform its obligations hereunder, as well as a reasonably detailed description of specific actions such Party plans to take to resume full performance hereunder.
(p)Upon giving notice to the other Party, a Party affected by a Force Majeure shall be excused from the performance of its obligations under this Agreement as described in Section 10.10(a), except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period (not to exceed 90 days) that its performance of such obligations is prevented by such Force Majeure. Nothing in this Section shall affect Purchaser’s right to cancel purchase orders as provided in Section 2.3 herein.
(q)During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder (other than the obligation to pay money that has come due pursuant to this Agreement) to the extent that such suspension is commercially reasonable.

10.1Publicity. In the event either party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this

Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable SEC rules and regulations) or stock exchange regulation; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

10.11Non-Disparagement. The Parties agree that neither shall, at any time, directly or indirectly, make, publish or communicate, to any person or entity in any public forum, any defamatory or disparaging remarks, comments or statements concerning the other, its employees, officers, shareholders, members or advisors.
10.12Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.
In Witness Whereof, the Parties hereto have duly executed this Supply Agreement as of the Effective Date.

Vayu (US), INC.    American Contracting Solutions, INC.

By:	/s/ Kent B. Wilson	By:	/s/
Name:	Kent B. Wilson	Name:
Title:	CEO	Title:
Date:	10/26/2022	Date:	10/26/2022

EXHIBIT A
UAVs SPECIFICATIONS

EXHIBIT B
UAVs Pricing

EXHIBIT C
ALTERNATIVE DISPUTE RESOLUTION